Exhibit 99.2(t)(3)

The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 23, 2024

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-______

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF PREFERRED SHARES1
(to Prospectus dated                , 2024)

$[•]

abrdn Global Premier Properties Fund

[•] Shares, [•]%          Preferred Shares

Liquidation Preference $[•] per Share

The Fund. abrdn Global Premier Properties Fund (the “Fund”) is a diversified, closed-end management investment company.

Investment Objectives. The Fund seeks high current income and capital appreciation. The Fund's investment objectives are fundamental and may not be changed without shareholder approval.

Principal Investment Strategies. The Fund will pursue its investment objectives by investing, under normal market conditions, at least 80% of its managed assets in the equity and, to a lesser extent, debt securities of domestic and foreign issuers which are principally engaged in the real estate industry, real estate financing or control significant real estate assets. The Fund's policy of investing at least 80% of its managed assets in issuers principally engaged in the real estate industry or real estate financing or which control significant real estate assets is fundamental and may not be changed without shareholder approval.

NYSE Listing. The Fund’s Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “AWP.” As of                 , the last reported sale price for the Fund’s Common Shares on the NYSE was $         per Common Share, and the net asset value of the Fund’s Common Shares was $         per Common Share, representing a [discount/premium] to net asset value of         %.

[The Fund has applied to list the         % Series         Preferred Shares (“Preferred Shares”) on the NYSE. If the application is approved, the Preferred Shares are expected to commence trading on the NYSE under the symbol “[•]” within [•] days of the date of issuance.]

Investing in the Fund’s Preferred Shares involves certain risks. See “Risks” on page [ ] of the accompanying Prospectus and “                        ” on page         of this Prospectus Supplement.

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total
Public offering price	$	[•]	$	[•]
Underwriting discounts and commissions	$	[•]	$	[•]
Proceeds, before expenses, to the Fund(1)	$	[•]	$	[•]

(1) The aggregate expenses of the offering (excluding underwriting discounts and commissions) are estimated to be $[•].

The underwriter is expected to deliver the Preferred Shares to purchasers on or about

This Prospectus Supplement is dated

You should read this Prospectus Supplement, the accompanying Prospectus, and the documents incorporated herein or therein by reference, which contain important information about the Fund that you should know before deciding whether to invest, and retain them for future reference. A Statement of Additional Information, dated                , 2024 (the “SAI”), containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” registration statement that the Fund filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement. You may request free copies of the SAI, annual and semi-annual reports to shareholders and other information about the Fund, and make shareholder inquiries, by calling Investor Relations toll-free at 1-800-522-5465 or by writing to [•] at [•], or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, SAI, reports and any incorporated information will also be available from the Fund’s website at https://www.abrdnawp.com/. Information contained on the Fund’s website is not considered to be a part of, nor incorporated by reference in, this Prospectus Supplement or the accompanying Prospectus.

The Fund’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

This Prospectus Supplement, the accompanying Prospectus and the SAI contain (or will contain) or incorporate (or will incorporate) by reference “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms with the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Securities (including the Preferred Shares) trade in the public markets and other factors discussed in this Prospectus Supplement, the accompanying Prospectus and the SAI, and in the Fund’s periodic filings with the SEC.

Although the Fund believes that the expectations expressed in the forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in “      ” in this Prospectus Supplement and the “Risk Factors” section of the accompanying Prospectus. All forward-looking statements contained in this Prospectus Supplement, the accompanying Prospectus or in the SAI are made as of the date of this Prospectus Supplement, the accompanying Prospectus or SAI, as the case may be. Except for ongoing obligations under the federal securities laws, the Fund does not intend and is not obligated, to update any forward-looking statement.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Fund’s business, financial condition and results of operations may have changed since that date. The Fund will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

TABLE OF CONTENTS

Prospectus Supplement	Page

Prospectus Supplement Summary	5
Capitalization	6
Use of Proceeds	6
Asset Coverage Ratio	6
Special Characteristics and Risks of the Preferred Shares	7
Recent Developments	8
Tax Matters	8
Additional Information	8

Prospectus
About this Prospectus
Where you can find more information
Incorporation by reference
Summary of Fund expenses
Financial highlights
The Fund
Use of proceeds
Description of Common Shares
Investment objectives and principal investment strategy
Risk factors
Management of the Fund
Net asset value of Common Shares
Distributions
Tax matters
Closed-end fund structure
Dividend reinvestment plan
Description of capital structure
Plan of distribution
Custodian, dividend paying agent, transfer agent and registrar
Legal opinions
Independent registered public accounting firm
Additional information

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Series Preferred Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated , 2024 (the “SAI”), especially the information set forth under the headings “Investment Objectives, Strategies and Policies” and “Risks.”

The Fund	abrdn Global Premier Properties Fund (the “Fund” or “we”) is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund was organized as a statutory trust under the laws of the State of Delaware on February 13, 2007, and commenced operations on April 26, 2007.

Listing and Symbol

The Fund’s Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “AWP.” As of , the last reported sale price for the Fund’s Common Shares on the NYSE was $ per Common Share, and the net asset value of the Fund’s Common Shares was $ per Common Share, representing a [discount/premium] to net asset value of %.

[The Fund has applied to list the % Series  Preferred Shares on the NYSE. If the application is approved, the Preferred Shares are expected to commence trading on the NYSE under the symbol “[” within [ ] days of the date of issuance.]

The Offering

The Fund is offering an aggregate of shares of % Series  Preferred Shares, no par value per share (the “Preferred Shares”).

Terms of the Preferred Shares Offered by the Fund

The Preferred Shares will have a liquidation preference of $ per share, plus accumulated and unpaid dividends. The dividend rate [for the initial dividend period] will be %. [Dividends will be paid when, as and if declared by the Board of Trustees, out of funds legally available therefore. Dividends and distributions on the Preferred Shares will accumulate from the date of their original issue. The payment date for the initial dividend period will be      .]

The Preferred Shares will rank senior to the Fund’s Common Shares in priority of payment of dividends and as to the distribution of assets upon dissolution, liquidation or winding up of the Fund’s affairs; equal in priority with all other future series of preferred shares the Fund may issue as to priority of payment of dividends and as to distributions of assets upon dissolution, liquidation or the winding-up of the Fund’s affairs; and subordinate in right of payment to amounts owed under the Fund’s existing credit agreement, and to the holder of any future senior Indebtedness, which may be issued without the vote or consent of preferred shareholders.

Under the Statement of Preferences governing the Series  Preferred Shares, the Preferred Shares will be subject to mandatory redemption if the Fund fails to satisfy certain asset coverage tests, subject to applicable cure period and other terms and conditions.

[TO COME]

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Preferred Shares.

Use of Proceeds

The Fund estimates the net proceeds of the offering to be approximately $       .

The Fund intends to invest the net proceeds of the offering in accordance with its investment objectives and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objectives and policies within [•] months after the completion of the offering. However, until it is able to do so, the Fund may invest in temporary investments, such as cash, cash equivalents, short-term debt securities or U.S. government securities, which could negatively impact the Fund’s returns during such period. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

CAPITALIZATION

The following table sets forth the audited capitalization of the Fund as of [•] and the as adjusted capitalization of the Fund assuming the issuance of [•] Preferred Shares offered in this Prospectus Supplement, including estimated offering expenses of $[•] and underwriting discounts and commissions of $[•].

	Actual as of [•]		As Adjusted as of [•]
Preferred Shares:
Series Preferred shares, no par value per share, [•] shares authorized (The “Actual” column reflects the
 Fund’s outstanding capitalization as of [•]. The “As Adjusted” column assumes the issuance of [•]
Preferred Shares and the Common Shares outstanding at [•].)		[•]		[•]
Common Shareholders’ Equity:
Common Shares, no par value per share; [•] shares authorized (The “Actual” and “As Adjusted” columns reflect the [•] shares outstanding as of [•].)		[•]		[•]
Paid-in capital*		[•]		[•]
Total distributable loss		[•]		[•]
Net Assets	$	[•]	$	[•]

 * As adjusted paid-in surplus reflects a deduction for estimated offering expenses of $[•] and underwriting discounts and commissions of $[•].

USE OF PROCEEDS

The Fund estimates total net proceeds of the offering to be approximately $[•], based on the public offering price of $[•] per share and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Fund.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objectives and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objectives and policies within [•] months after the completion of the offering. However, until it is able to do so, the Fund may invest in temporary investments, such as cash, cash equivalents, short-term debt securities or U.S. government securities, which could negatively impact the Fund’s returns during such period.

ASSET COVERAGE RATIO

Under the 1940 Act, the Fund is not permitted to issue preferred shares unless immediately after such issuance the value of the Fund’s total assets less all liabilities and indebtedness not represented by senior securities is at least 200% of the liquidation value of the outstanding preferred shares plus the aggregate amount of any senior securities of the Fund representing indebtedness. In addition, the Fund is not permitted to declare any cash dividend or other distribution on its Common Shares unless, at the time of such declaration, the outstanding preferred shares of the Fund has an asset coverage of at least 200% (determined after deducting the amount of such dividend or other distribution).

In addition, under the 1940 Act, the Fund may not (i) declare any dividend with respect to any preferred shares if, at the time of such declaration (and after giving effect thereto), the Fund’s asset coverage with respect to any of its borrowings that are senior securities representing indebtedness (as determined in accordance with Section 18(h) under the 1940 Act), would be less than 200% (or such other percentage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities representing indebtedness of a closed-end investment company as a condition of declaring dividends on its preferred shares) or (ii) declare any other distribution on the preferred shares or purchase or redeem preferred shares if at the time of the declaration or redemption (and after giving effect thereto), asset coverage with respect to such borrowings that are senior securities representing indebtedness would be less than 300% (or such other percentage as may in the future be specified in or under the 1940 Act as a minimum asset coverage for senior securities representing indebtedness of a closed-end investment company as a condition of declaring distributions, purchases or redemptions of its shares). “Senior securities representing indebtedness” generally means any bond, debenture, note or similar obligation or instrument constituting a security (other than shares of capital stock) and evidencing indebtedness and could include the Fund’s obligations under any borrowings. For purposes of determining the Fund’s asset coverage for senior securities representing indebtedness in connection with the payment of dividends or other distributions on or purchases or redemptions of stock, the term “senior security” does not include any promissory note or other evidence of indebtedness issued in consideration of any loan, extension or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed. The term “senior security” also does not include any such promissory note or other evidence of indebtedness in any case where such a loan is for temporary purposes only and in an amount not exceeding 5% of the value of the total assets of the Fund at the time when the loan is made; a loan is presumed under the 1940 Act to be for temporary purposes if it is repaid within 60 calendar days and is not extended or renewed; otherwise such loan is presumed not to be for temporary purposes.

The Preferred Shares and any other forms of senior securities issued by the Fund, in aggregate, are expected to have an initial asset coverage following the date of issuance of such Preferred Shares of approximately                      %.

SPECIAL CHARACTERISTICS AND RISKS OF THE SERIES PREFERRED SHARES

Dividends

[TO COME]

Redemption

[TO COME]

Voting Rights

[TO COME]

Liquidation

In the event of any liquidation, dissolution or winding up of the Fund’s affairs, whether voluntary or involuntary, the holders of Preferred Shares will be entitled to receive out of the assets of the Fund available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment will be made in respect of the Common Shares, a liquidation distribution equal to the $[•] per share liquidation preference plus an amount equal to all unpaid dividends and distributions accumulated through the date fixed for such distribution or payment (whether or not earned or declared by the Fund, but excluding interest thereon), and such holders will be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

If, upon any liquidation, dissolution or winding up of the Fund’s affairs, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all Preferred Shares and any other outstanding shares of preferred shares will be insufficient to permit the payment in full to such holders of Preferred Shares of the $[•] per share liquidation preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other shares of preferred shares, then the available assets shall be distributed among the holders of such Preferred Shares and such other series of preferred shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of the Fund’s affairs whether voluntary or involuntary, unless and until the $[•] per share liquidation preference on each outstanding Preferred Share plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Preferred Shares, no dividends, distributions or other payments will be made on, and no redemption, repurchase or other acquisition by the Fund will be made by the Fund in respect of, the Common Shares.

Stock Exchange Listing

Application has been made to list the      % Series Preferred Shares on the NYSE. If the application is approved, the Preferred Shares are expected to commence trading on the NYSE within thirty days of the date of issuance under the symbol “[•]”

Risks

Risk is inherent in all investing. Therefore, before investing in the Preferred Shares you should consider the risks carefully. See “Risks” in the accompanying Prospectus as well as the risks below.

Market Price Risk. The market price for the Preferred Shares will be influenced by changes in interest rates, the perceived credit quality of the Preferred Shares and other factors, and may be higher or lower than the liquidation preference of the Preferred Shares. There is currently no market for the Preferred Shares of the Fund.

Liquidity Risk. Currently, there is no public market for the Preferred Shares. As noted above, an application has been made to list the Preferred Shares on the NYSE. However, during an initial period which is not expected to exceed thirty days after the date of its issuance, the Preferred Shares will not be listed on any securities exchange. Before the Preferred Shares are listed on the NYSE, the underwriter may, but is not obligated to, make a market in the Preferred Shares. No assurances can be provided that listing on any securities exchange or market making by the underwriter will occur or will result in the market for Preferred Shares being liquid at any time.

Redemption Risk. The Fund may be required to redeem Preferred Shares in order to meet regulatory asset coverage requirements or requirements imposed by credit rating agencies. For example, if the value of the Fund’s investment portfolio declines, thereby reducing the asset coverage for the Preferred Shares, the Fund may be obligated under the terms of the Preferred Shares to redeem some or all of the Preferred Shares.

Subordination Risk. The Preferred Shares are not a debt obligation of the Fund. The Preferred Shares are junior in respect of distributions and liquidation preference to the current and future indebtedness incurred by the Fund, and will have the same priority with respect to payment of dividends and distributions and liquidation preference as any other shares of preferred shares that the Fund may issue. The Preferred Shares are subject to greater credit risk than any of the Fund’s debt instruments, which would be of higher priority in the Fund’s capital structure.

Distribution Risk. The Fund may not earn sufficient income from its investments to make distributions on the Preferred Shares, in which case the distributions on the Preferred Shares would be considered a return of capital. Additionally, the Fund’s failure to meet certain regulatory and other requirements, including asset coverage requirements and the restrictions imposed under the terms of any senior indebtedness as well as those imposed by applicable credit rating agencies, could prohibit or limit the Fund from making distributions on the Preferred Shares.

Recent developments

[TO COME, if any]

TAX matters

[TO COME]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters in connection with the Preferred Shares will be passed on for the Fund by Dechert LLP. Certain legal matters will be passed on by      ,            ,         , as special counsel to the underwriters in connection with the offering of Preferred Shares.

ADDITIONAL INFORMATION

This Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein or therein by reference constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Preferred Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

Shares

abrdn Global Premier Properties Fund

% Series          Preferred Shares

FORM OF
PROSPECTUS
SUPPLEMENT